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                                                                    EXHIBIT 21.1

                                SUBSIDIARIES OF
                           PHOENIX TECHNOLOGIES LTD.

    Subsidiary Country/State of Incorporation

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
WHOLLY OWNED
    Phoenix Technologies (Taiwan) Ltd.......................  Delaware
    Phoenix Technologies Kabushiki Kaisha...................  Japan
    Phoenix Technologies SARL...............................  France
    Phoenix Technologies GmbH...............................  Germany
    Phoenix Technologies FSC Ltd............................  Barbados
    Phoenix Technologies (Hungary) Ltd......................  Hungary
    Phoenix Technologies (Korea) Ltd........................  Korea
    Phoenix Technologies Hong Kong (2000) Ltd...............  Hong Kong
    Award Software Hong Kong Ltd. (Taiwan Branch)...........  Hong Kong

MAJORITY OWNED
    inSilicon Corporation...................................  Delaware
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